Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE:	IMMEDIATELY

FOR MORE INFORMATION CONTACT:

Ted Peters, Chairman

610-581-4800 or

610-525-2531 (evening)

tpeters@bmtc.com

J. Duncan Smith, CFO

610-526-2466 or

610-306-8489 (evening)

jdsmith@bmtc.com

Bryn Mawr Bank Corporation Reports a 12.5% Increase in Third Quarter Net Income.

BRYN MAWR, Pa. October 26, 2006 - Bryn Mawr Bank Corporation, (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), announced third quarter 2006 net income of $3.2 million, an increase of 12.5% or $359 thousand, compared to $2.9 million for the third quarter of 2005. Diluted earnings per share for the third quarter of 2006 were $0.37 per share, an increase of $0.04 or 12.1% compared to $0.33 in the same period last year.

Return on average equity (ROE) and return on average assets (ROA) for the quarter ended September 30, 2006, were 15.58% and 1.69% respectively, compared to ROE of 15.35% and ROA of 1.65% for the same period last year. The major factors contributing to the increase in earnings for the third quarter of 2006 compared to the same period last year were a 4.3% increase in tax equivalent net interest income and reduced incentive compensation expenses, partially offset by increased occupancy costs and reduced mortgage-related revenues. Net interest income on a tax equivalent basis for the third quarter of 2006 increased $367 thousand or 4.5% to $8.5 million when compared to the same quarter last year due to increased loan volume, partially offset by increased funding costs. The tax equivalent net interest margin for the third quarter of 2006 declined to 4.78% from 5.07% in the same period last year.

“Our strong performance was led by healthy loan growth during the first nine months of the year as portfolio loans increased $71.9 million, or 16.1% annualized, since the end of 2005,” commented Ted Peters, Chairman and CEO of the Corporation. “However, the Corporation, like most financial institutions, is continuing to experience rising funding costs and intense competition for new deposit customers.”

Net income for the nine months ended September 30, 2006 was $9.5 million, an increase of $1.0 million or 12.3%, compared to $8.5 million in the same period in 2005. Diluted earnings per share for the nine months ended September 30, 2006, were $1.09, an increase of $0.11 or 11.2%, compared with $0.98 in 2005. ROE and ROA for the nine month period ended September 30, 2006 were 15.84% and 1.75%, respectively, compared to ROE of 15.58% and ROA of 1.66% for the same period last year. The major factors contributing to the increase in earnings for the nine month period ending September 30, 2006 compared to the same period last year were an 8.3% increase in tax equivalent net interest income and a 6.8% increase in Wealth Management revenues, partially offset by lower residential mortgage-related revenues. On a year to date basis, tax equivalent net interest income increased $1.9 million or 8.3% to $25.1 million when compared to last year. The tax equivalent net interest margin for the nine months ended September 30, 2006 was 4.99% compared to 4.98 % in 2005.

Asset quality remains strong with non-performing assets of $1.6 million at September 30, 2006, which represent 0.24% of portfolio loans. The $1.6 million of non-performing loans consists almost entirely of two first lien residential mortgage loans. While the allowance for loan and lease losses (“allowance”) increased to $8.0 million at September 30, 2006 from $7.4 million at December 31, 2005, the allowance as a percentage of portfolio loans decreased to 1.20% from 1.24% over the same time period. The decrease in the allowance as a percentage of portfolio loans is attributed to strong loan growth in the second and third quarters of 2006. Net loan charge-offs (recoveries) for the nine months ended September 30, 2006 and 2005 were ($2) thousand and $124 thousand, respectively.

Portfolio loans increased $71.9 million or 12.1% to $667.1 million at September 30, 2006 from $595.2 million at December 31, 2005, reflecting a significant increase in commercial mortgage and construction loan closings in the second and third quarters of 2006. Third quarter 2006 average portfolio loans increased $54.0 million or 9.1% over fourth quarter 2005 average loans. Strong loan growth is expected to continue through the fourth quarter of 2006. To maintain this growth, the Corporation has opened a business loan production office at the intersection of Gay and High Streets in downtown West Chester, Pennsylvania.

Mr. Peters continued, “We are very excited about this opportunity to expand our business into the heart of West Chester, the county seat of Chester County, one of the fastest growing counties in Pennsylvania. BMT Leasing Inc., a small ticket equipment leasing business and a wholly owned subsidiary of the Bank, was formed during the third quarter. We are pleased with its progress during its first month of operation.”

The Corporation’s interest bearing liabilities at September 30, 2006 include approximately $76 million in market rate wholesale certificates and short-term borrowings compared with $5 million at December 31, 2005. During the last nine months, the Corporation has seen a shift in the mix of its core deposits as some lower cost interest bearing checking, money market accounts and savings accounts moved into higher yielding certificates of deposit. This shift in the core deposit mix is a national trend as many financial institutions are having similar experiences. The utilization of market rate wholesale funding, the shift in deposit mix and the increase in interest rates resulted in overall funding costs rising faster than the yield on interest earning assets. This trend is expected to continue through the fourth quarter, although competitive deposit pricing increases have waned in recent weeks.

At September 30, 2006, the Corporation had over $240 million in unused borrowing capacity at the Federal Home Loan Bank of Pittsburgh, along with capacity under federal funds lines at other financial institutions of $30 million.

Mr. Peters concluded, “The Bryn Mawr Trust Company will continue with the expansion of its retail banking footprint with controlled de novo expansion in the suburban Philadelphia market. Construction is well under way on the Corporation’s new Ardmore branch, and we anticipate its opening around the first of the year. The planned full service West Chester branch is expected to open in early 2008.”

Non-interest income for the third quarter of 2006 was $4.6 million, a decrease of $161 thousand or 3.4% compared with $4.7 million in the same period last year. The decline in non-interest income is attributable to a continued decline in residential mortgage related revenues partially offset by an increase of Wealth Management services fee income. Wealth Management assets under management and administration were $2.244 billion at September 30, 2006, compared with $2.248 billion at December 31, 2005.

Non-interest expense for the third quarter of 2006 decreased $357 thousand or 4.4% to $7.8 million when compared to the same period last year. This decrease is due to lower incentive compensation and reductions in pension costs, partially offset by increased occupancy and leasing company startup costs.

Non-interest income for the nine months ended September 30, 2006, decreased $157 thousand or 1.1% when compared to the same period last year. Wealth Management services fee income increased $588 thousand or 6.8% to $9.2 million from $8.6 million while other non-interest income categories in the aggregate declined $745 thousand, primarily due to lower residential mortgage related revenue.

Non-interest expense for the nine months ended September 30, 2006 increased $142 thousand or 0.6%, to $23.6 million from $23.4 million in the same period last year, primarily due to increased occupancy costs, employee benefit costs and leasing company startup costs, partially offset by reductions in mortgage servicing right amortization and lower professional fees.

On a sequential basis, diluted earnings per share of $0.37 and net income of $3.2 million for the quarter ended September 30, 2006 showed a nominal increase over second quarter 2006 results. Net interest income on a tax equivalent basis for the third quarter of 2006 increased $95 thousand or 1.1% compared to the second quarter of 2006 as increased funding costs partially offset incremental interest income. The tax equivalent net interest margin declined to 4.78% in the third quarter of 2006 from 5.04% in the second quarter of 2006. The decline in the tax equivalent net interest margin is attributable to the funding of loan growth with wholesale sources and a continued shift from lower cost core deposits into higher cost certificates of deposit. Management expects these market conditions to continue for the near term, resulting in increased downward pressure on the net interest margin.

Wealth Management services fee income on a sequential basis declined $35 thousand or 1.1% from the second quarter of 2006, as all components of wealth revenue were essentially unchanged. Other components of non-interest income increased $23 thousand in the aggregate from a variety of sources including the Corporation’s insurance and title insurance activities, along with a mark-to-market adjustment on an interest rate floor contract. Overall non-interest expenses decreased $72 thousand or 0.9% to $7.8 million from $7.9 million primarily due to lower pension related expenses and lower advertising costs, partially offset by higher incentive compensation costs.

The Corporation’s Board of Directors declared a quarterly dividend of $0.12 per share, payable December 1, 2006, to shareholders of record as of November 6, 2006.

In conjunction with this release, the Corporation will host a conference call, followed by a question and answer session, on Thursday, October 26th at 4:00 p.m. Eastern Time. Interested

parties may participate by calling 973-582-2843 at 3:55 p.m. Eastern Time and referencing conference PIN 8013029. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through November 10, 2006. The number to call for the taped replay is 973-341-3080 and the conference PIN is 8013029.

The conference call will be simultaneously broadcasted live over the Internet through a webcast on the Bryn Mawr Bank Corporation website. To access the call, please visit the website at http://www.bmtc.com/investor_01.cfm. An online archive of the webcast will be available within two hours of the conclusion of the call.

Bryn Mawr Bank Corporation, including The Bryn Mawr Trust Company, which was founded in 1889, has $783 million in corporate assets and $2.2 billion in Wealth Management assets under management and administration. Bryn Mawr Trust offers a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance, and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, estimate or words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

The accompanying financial statements and reconciliation statement are an integral part of this press release.

# # # #

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands, except per share data)

September 30, 2006

(unaudited)

	For The Three Months Ended
For the period:	Sep 30, 2006	Jun 30, 2006	Mar 31, 2006	Dec 31, 2005	Sept 30, 2005
Interest income	$12,017	$11,098	$10,345	$10,235	$9,835
Interest expense	3,627	2,795	2,164	1,965	1,788

Net interest income	8,390	8,303	8,181	8,270	8,047
Provision for loan and lease losses	258	209	154	173	209

Net interest income after provision for loan and lease losses	8,132	8,094	8,027	8,097	7,838

Fees for wealth management services	3,013	3,048	3,120	2,946	2,972
Loan servicing and late fees	271	282	290	304	321
Service charges on deposits	388	397	379	392	408
Net gain on sale of loans	268	254	250	244	456
Other operating income	623	594	560	542	567

Noninterest income	4,563	4,575	4,599	4,428	4,724

Salaries and wages	4,109	3,834	3,829	4,183	4,414
Employee benefits	887	1,131	1,318	999	998
Occupancy and bank premises	636	642	624	571	564
Furniture fixtures and equipment	486	476	482	495	488
Advertising	187	273	200	277	195
Amortization of mortgage servicing rights	88	84	86	92	115
Professional fees	285	209	297	386	318
Other expenses	1,152	1,253	1,009	1,135	1,095

Noninterest expense	7,830	7,902	7,845	8,138	8,187

Income before income taxes	4,865	4,767	4,781	4,387	4,375
Income tax expense	1,630	1,630	1,645	1,503	1,499

Net income	$3,235	$3,137	$3,136	$2,884	$2,876

Per share data:
Weighted average shares outstanding	8,575,170	8,577,365	8,570,675	8,556,250	8,555,037
Dilutive potential common shares	109,995	113,690	109,837	110,576	107,699

Adjusted weighted average dilutive shares	8,685,165	8,691,055	8,680,512	8,666,826	8,662,736

Basic earnings per common share	$0.38	$0.37	$0.37	$0.34	$0.34

Diluted earnings per common share	$0.37	$0.36	$0.36	$0.33	$0.33

Dividend declared per share	$0.12	$0.11	$0.11	$0.11	$0.11

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands, except per share data)

September 30, 2006

(unaudited)

	For The Nine Months Ended
For the period:	September 30, 2006	September 30, 2005
Interest income	$33,460	$27,656
Interest expense	8,586	4,635

Net interest income	24,874	23,021
Provision for loan and lease losses	621	589

Net interest income after provision for loan and lease losses	24,253	22,432

Fees for wealth management services	9,181	8,593
Loan servicing and late fees	843	999
Service charges on deposits	1,164	1,201
Net gain on sale of loans	772	1,378
Other operating income	1,777	1,723

Noninterest income	13,737	13,894

Salaries and wages	11,772	11,678
Employee benefits	3,336	3,076
Occupancy and bank premises	1,902	1,701
Furniture fixtures and equipment	1,444	1,446
Advertising	660	683
Amortization of mortgage servicing rights	258	513
Professional fees	791	917
Other expenses	3,414	3,421

Noninterest expense	23,577	23,435

Income before income taxes	14,413	12,891
Income tax expense	4,905	4,425

Net income	$9,508	$8,466

Per share data:
Weighted average shares outstanding	8,574,420	8,565,311
Dilutive potential common shares	110,044	99,596

Adjusted weighted average shares	8,684,464	8,664,907

Basic earnings per common share	$1.11	$0.99

Diluted earnings per common share	$1.09	$0.98

Dividend declared per share	$0.34	$0.31

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands, except per share data)

September 30, 2006

(unaudited)

For the period:	2006 3Q	2006 2Q	2006 1Q	2005 4Q	2005 3Q
Asset Quality Data
Nonaccrual loans	$794	866	773	390	273
90 + days past due loans	835	794	5	—	—

Nonperforming loans	$1,629	1,660	778	390	273
OREO	—	—	25	25	—

Nonperforming assets	$1,629	1,660	803	415	273

Allowance for loan losses	$8,025	7,779	7,571	7,402	7,392
Allowance for loan losses / loans	1.20%	1.22%	1.25%	1.24%	1.25%
Allowance for loan losses / nonperforming loans	493%	469%	973%	1,898%	2,708%
Nonperforming loans / loans	0.24%	0.26%	0.13%	0.07%	0.05%
Nonperforming assets / assets	0.21%	0.22%	0.11%	0.06%	0.04%
Net loan charge-offs (recoveries)	12	1	(15)	162	69
Net loan charge-offs (annualized)/ average loans	0.01%	NC *	NC *	0.11%	0.05%

(NC*- Not calculated as there were no significant charge-offs)

	2006 3Q	2006 2Q	2006 1Q	2005 4Q	2005 3Q
Selected ratios (annualized):

Return on average assets	1.69%	1.74%	1.83%	1.65%	1.65%
Return on average shareholders’ equity	15.58%	15.70%	16.27%	15.04%	15.35%
Yield on interest earning assets*	6.82%	6.72%	6.58%	6.41%	6.18%
Cost of interest bearing funds	2.80%	2.35%	1.92%	1.73%	1.57%
Net interest margin*	4.78%	5.04%	5.22%	5.19%	5.07%
Tier 1 leverage ratio	11.12%	11.39%	11.53%	11.25%	11.02%
Book value per share	$9.83	9.52	9.29	9.06	8.86
Tangible book value per share	$9.83	9.52	9.29	9.06	8.86
Period end shares outstanding	8,575,253	8,575,398	8,575,555	8,556,255	8,559,105

Selected data:

Mortgage loans originated	$37,860	31,966	34,451	33,146	62,759
Mortgage loans sold - servicing retained	$6,043	3,615	7,010	6,889	11,016
Mortgage loans sold - servicing released	$10,687	13,127	7,436	18,460	23,051
Mortgage loans serviced for others	$385,861	395,091	409,429	417,649	438,183
Wealth assets under management / administration	$2,243,595	2,195,258	2,262,064	2,247,630	2,205,380

		2006 Year-to-date		2005 Year-to-date
Selected ratios (annualized):

Return on average assets		1.75%		1.66%
Return on average shareholders’ equity		15.84%		15.58%
Yield on interest earning assets*		6.70%		5.95%
Cost of interest bearing funds		2.38%		1.38%
Net interest margin*		4.99%		4.98%

Mortgage loans originated		$104,277		156,510
Mortgage loans sold - servicing retained		$16,668		34,775
Mortgage loans sold - servicing released		$31,250		68,009

*	Yield on interest earning assets and net interest margin are calculated on a tax equivalent basis.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands)

September 30, 2006

(unaudited)

Balance Sheet

	As of
For the period ended:	Sept 30, 2006	Jun 30, 2006	Mar 31, 2006	Dec 31, 2005	Sept 30, 2005
Assets
Interest bearing deposits with banks	$544	$642	$508	$405	$8,075
Fed funds sold	—	—	—	32,341	—
Investment securities	51,399	45,697	41,488	33,397	33,968

Loans held for sale	7,621	6,369	4,061	2,765	9,073

Portfolio loans:
Consumer	8,848	8,863	9,149	9,437	8,791
Commercial & industrial	177,797	166,442	165,508	170,283	172,115
Commercial mortgages	185,234	178,253	166,816	162,621	162,187
Construction	74,949	65,097	49,375	45,523	37,386
Residential mortgages	107,021	108,820	106,196	99,602	95,351
Home equity lines & loans	112,940	112,157	109,534	107,699	106,562
Leases	316	—	—	—	—

Total portfolio loans	667,105	639,632	606,578	595,165	582,392

Earning assets	726,669	692,340	652,635	664,073	633,508

Cash and due from	23,921	27,529	26,132	33,896	30,976
Allowance for loan and lease losses	(8,025)	(7,779)	(7,571)	(7,402)	(7,392)
Other assets	40,678	39,392	38,737	36,659	35,875

Total assets	$783,243	$751,482	$709,933	$727,226	$692,967

Interest-bearing checking	$128,707	$134,754	$142,606	$154,319	$148,042
Money market	112,360	106,401	115,920	112,319	118,548
Savings	41,640	43,303	44,830	46,258	47,721
Wholesale deposits	29,963	34,951	5,000	5,000	—
Time deposits	179,712	163,029	148,412	150,322	137,262

Interest-bearing deposits	492,382	482,438	456,768	468,218	451,573

Non-interest bearing deposits	145,872	152,092	151,324	168,042	153,084

Total deposits	638,254	634,530	608,092	636,260	604,657
Borrowed funds	46,300	22,700	8,000	—	—
Other liabilities	14,395	12,597	14,171	13,453	12,491
Shareholders’ equity	84,294	81,655	79,670	77,513	75,819

Total liabilities and shareholders’ equity	$783,243	$751,482	$709,933	$727,226	$692,967

Balance Sheet (average)

	2006 3Q	2006 2Q	2006 1Q	2005 4Q	2005 3Q
Assets
Interest bearing deposits with banks	$807	$687	$439	$1,176	$4,729
Fed funds sold	3,345	1,467	6,161	8,115	7,420
Investment securities	49,103	44,197	37,069	34,501	34,521
Loans held for sale	5,910	3,304	3,217	3,142	8,690
Portfolio loans and leases	645,284	617,627	595,446	591,295	580,036

Earning assets	704,449	667,282	642,332	638,229	635,396
Cash and due from	25,373	24,666	24,332	25,754	27,413
Allowance for loan an lease losses	(7,904)	(7,686)	(7,524)	(7,460)	(7,359)
Other assets	37,267	37,803	35,819	35,161	34,993

Total assets	$759,185	$722,065	$694,959	$691,684	$690,443

Interest-bearing checking	$132,826	$140,400	$141,504	$141,441	$142,400
Money market	109,595	110,710	118,365	117,033	126,127
Savings	42,533	43,738	45,073	46,699	49,695
Wholesale deposits	19,956	1,425	—	—	—
Time deposits	187,083	164,803	147,610	143,156	133,052

Interest-bearing deposits	491,993	461,076	452,552	448,329	451,274
Non-interest bearing deposits	149,465	150,586	147,274	152,230	152,048

Total deposits	641,458	611,662	599,826	600,559	603,322
Borrowed funds	21,380	16,738	3,544	1,505	516
Other liabilities	13,966	13,487	13,419	13,534	12,303
Shareholders’ equity	82,381	80,178	78,170	76,086	74,302

Total liabilities and shareholders’ equity	$759,185	$722,065	$694,959	$691,684	$690,443

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands)

September 30, 2006

(unaudited)

Balance Sheet (average)

	2006 Year-to-date	2005 Year-to-date
Assets
Interest bearing deposits with banks	$646	$2,809
Fed funds sold	3,647	5,663
Investment securities	44,739	35,852
Loans held for sale	4,355	—
Portfolio loans and leases	619,441	578,324

Earning assets	672,828	622,648

Cash and due from	24,794	31,322
Allowance for loan and lease losses	(7,706)	(7,224)
Other assets	35,511	33,241

Total assets	$725,427	$679,987

Interest-bearing checking	$138,212	$148,312
Money market	112,858	122,499
Savings	43,772	50,448
Wholesale deposits	7,200	—
Time deposits	166,643	126,459

Interest-bearing deposits	468,685	447,718

Non-interest bearing deposits	149,106	147,236

Total deposits	617,791	594,954

Borrowed funds	13,953	1,766
Other liabilities	13,608	10,639
Shareholders’ equity	80,075	72,628

Total liabilities and shareholders’ equity	$725,427	$679,987

Quarterly Average Balances and Tax Equivalent Income and Expense and Tax Equivalent Yields

	3rd Quarter 2006			2nd Quarter 2006			1st Quarter 2006			4th Quarter 2005			3rd Quarter 2005
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with other banks	$807	$11	5.41%	$687	$8	4.67%	$439	$5	4.62%	$1,176	$11	3.71%	$4,730	$44	3.69%
Federal funds sold	3,345	45	5.34%	1,467	18	4.92%	6,161	66	4.34%	8,115	85	4.16%	7,420	64	3.42%
Investment securities available for sale:
Taxable	44,132	503	4.52%	39,249	416	4.25%	32,055	306	3.87%	29,485	250	3.36%	29,470	249	3.35%
Tax-exempt	4,971	58	4.63%	4,948	59	4.78%	5,014	60	4.85%	5,016	60	4.75%	5,050	59	4.64%

Investment securities available for sale	49,103	561	4.53%	44,197	475	4.31%	37,069	366	4.00%	34,501	310	3.56%	34,520	308	3.54%
Loans and leases	651,194	11,494	7.00%	620,931	10,683	6.90%	598,663	9,987	6.77%	594,436	9,904	6.61%	588,726	9,489	6.39%

Total interest earning assets	704,449	12,111	6.82%	667,282	11,184	6.72%	642,332	10,424	6.58%	638,228	10,310	6.41%	635,396	9,905	6.18%
Cash and due from banks	25,373			24,666			24,332			25,754			27,413
Less allowance for loan and lease losses	(7,904)			(7,686)			(7,524)			(7,460)			(7,359)
Other assets	37,267			37,803			35,819			35,162			34,993

Total assets	$759,185			$722,065			$694,959			$691,684			$690,443

Liabilities:
Savings, NOW and market rate deposits	$284,954	$1,029	1.43%	$294,848	$914	1.24%	$304,942	$821	1.09%	$305,173	$764	0.99%	$318,223	$770	0.96%
Wholesale deposits	$19,956	$278	5.53%	$1,425	$20	5.63%	—	—
Time deposits	187,083	2,026	4.30%	164,803	1,645	4.00%	147,610	1,301	3.57%	143,156	1,185	3.28%	133,052	1,013	3.02%

Total interest-bearing deposits	491,993	3,333	2.69%	461,076	2,579	2.24%	452,552	2,122	1.90%	448,329	1,949	1.72%	451,275	1,783	1.57%
Short term borrowings	21,380	294	5.46%	16,738	216	5.18%	3,544	42	4.81%	1,505	16	4.22%	516	5	3.84%

Total interest-bearing liabilities	513,373	3,627	2.80%	477,814	2,795	2.35%	456,096	2,164	1.92%	449,834	1,965	1.73%	451,791	1,788	1.57%
Noninterest-bearing deposits	149,465			150,586			147,274			152,230			152,048
Other liabilities	13,966			13,487			13,419			13,534			12,303

Total noninterest-bearing liabilities	163,431			164,073			160,693			165,764			164,351
Total liabilities	676,804			641,887			616,789			615,598			616,142
Shareholders’ equity	82,381			80,178			78,170			76,086			74,301

Total liabilities and shareholders’ equity	$759,185			$722,065			$694,959			$691,684			$690,443

Interest income to earning assets	—	—	6.82%	—	—	6.72%	—	—	6.58%	—	—	6.41%	—	—	6.18%
Net interest spread			4.02			4.37			4.66			4.68			4.61
Effect of noninterest-bearing sources			0.76			0.67			0.56			0.51			0.46

Net interest income/ margin on earning assets	—	$8,484	4.78%	—	$8,389	5.04%	—	$8,260	5.22%	—	$8,345	5.19%	—	$8,117	5.07%

Tax equivalent adjustment		$94	0.05%		$86	0.05%		$79	0.05%		$75	0.05%		$70	0.05%

Non-accrual loans are included in the average loan balances.

	Average Balances and Tax Equivalent Income and Expense and Tax Equivalent Yields For the Nine Months ended Sept 30,
	2006			2005
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/Paid
Assets:
Interest-bearing deposits with other banks	646	24	4.97%	2,809	65	3.09%
Federal funds sold	3,647	128	4.69%	5,663	125	2.95%
Investment securities available for sale						%
Taxable	39,758	1,225	4.12%	30,765	708	3.08%
Tax-exempt	4,981	177	4.75%	5,087	184	4.84%

Investment securities available for sale	44,739	1,402	4.19%	35,852	892	3.33%
Loans and leases	623,796	32,165	6.89%	578,324	26,755	6.19%

Total interest earning assets	672,828	33,719	6.70%	622,648	27,837	5.98%
Cash and due from banks	24,794			$31,322
Less allowance for loan and lease losses	(7,706)			(7,224)
Other assets	35,511			33,241

Total assets	$725,427			$679,987

Liabilities:
Savings, NOW and market rate deposits	$294,842	$2,784	1.26%	$321,260	$1,980	0.82%
Wholesale deposits	7,200	298	5.53%	—	—	0.00%
Time deposits	166,643	4,952	3.97%	126,459	2,614	2.76%

Total interest-bearing deposits	468,685	8,034	2.29%	447,719	4,594	1.37%
Short term borrowings**	13,953	552	5.29%	1,766	41	3.10

Total interest-bearing liabilities	482,638	8,586	2.38%	449,485	4,635	1.38%
Noninterest-bearing deposits	149,106			147,235
Other liabilities	13,608			10,639

Total noninterest-bearing liabilities	162,714			157,874
Total liabilities	645,352			607,359
Shareholders’ equity	80,075			72,628

Total liabilities and shareholders’ equity	$725,427			$679,987

Interest income to earning assets	—	—	6.70%	—	—	5.98%
Net interest spread			4.32			4.60
Effect of noninterest-bearing sources			0.67			0.38

Net interest income/ margin on earning assets	—	$25,133	4.99%	—	$23,202	4.98%

Tax equivalent adjustment		$259	0.05%		$181	0.04%

Non-accrual loans are included in the average loan balances.